COMPSCRIPT, INC.
                         1225 BROKEN SOUND PARKWAY, N.W.
                                     SUITE A
                            BOCA RATON, FLORIDA 33481

                                             February 24, 1997

Atlas Partners
Suite 1900
200 East Las Olas Blvd.
Fort Lauderdale, FL  33301

Gentlemen:

         This letter shall service to memorialize an agreement made on October 15, 1996 between Atlas Partners and CompScript, Inc. pursuant to which Atlas Partners agreed to provide certain legal services to CompScript.

         In connection with such legal services Atlas Partners is entitled to options to purchase 75,000 shares of CompScript, Inc.'s Common Stock at $6.00 per share. Such options are exercisable for a five year period expiring October 15, 2001 (the "Options").

         If this accurately sets forth the agreement between the parties, please indicate your acceptance by signing in the space provided below and returning a copy to the undersigned.

                                            Very truly yours,

                                            CompScript, Inc.

                                            By:      /S/ BRIAN A. KAHAN
                                                     ---------------------------
                                                     Brian A. Kahan
                                                     Chief Executive Officer

ACCEPTED AND AGREED TO
THIS 24th DAY OF FEBRUARY, 1997.

ATLAS PARTNERS

By:      /S/ CHARLES B. PEARLMAN
         -----------------------------------
         Charles B. Pearlman, Partner